Exhibit 4.5

Dated 11 February 2002

SERVICE AGREEMENT

TOMKINS PLC	(1)
J NICOL ESQ	(2)

TABLE OF CONTENTS

INTERPRETATION		1
RECITALS		4
OPERATIVE PROVISIONS		5
1	Job Title	5
2	Period of Employment	5
3	Duties	5
4	Pay and Expenses	7
5	Other benefits	8
6	Buy Out Benefits	9
7	Holiday	13
8	Confidentiality	14
9	Restrictions during employment	14
10	Restrictions after employment	15
11	Relevant Definitions	17
12	Absence, Illness and Incapacity	17
13	Termination	17
14	Further termination provisions	19
15	The Employment Rights Act 1996	21
16	Record Keeping	21
17	Notices	21
18	General	22
SCHEDULE 1		23
	Copyright and Inventions	23
SCHEDULE 2		24
	Deferred Matching Share Purchase Plan	24
1	Definitions and Interpretation	24
2	Award	25
3	Vesting of the Award	25
4	Dividend Equivalents	27
5	Change of Control	28
6	Variation of Capital	28
7	Alterations	28
8	Miscellaneous	28
	THE SCHEDULE	29
	The Holding Condition	29
	The Share Price Condition	29
SCHEDULE 3		31
	Note of additional particulars under Sections 1 and 3 of the ERA	31
ATTESTATIONS		32

DATE

11 FEBRUARY 2002

PARTIES

(1)	TOMKINS PLC whose registered office is East Putney House, 84 Upper Richmond Road, London SW15 2ST (“the Company”); and

(2)	JAMES NICOL whose address is 22 Rochester Avenue, Toronto, Ontario M4N 1N8, Canada (“the Executive”).

INTERPRETATION

(I)	In this Agreement, unless the context otherwise requires, the following expressions have the meanings set out below:

	Appointment	the employment of the Executive pursuant to this Agreement;

	Board	the board of directors of the Company for the time being (including any committee of the Board);

	Change of Control	(a)
a person or persons acting in concert acquiring directly or indirectly more than 50% (including any shares held prior to the relevant acquisition) of the shares of the Company having the right to attend and vote at General Meetings of the Company other than pursuant to (i) a Reorganisation; or (ii) an intra-Group amalgamation or reconstruction within Clause 13.4 where there is identity or substantial identity of holders of shares having the right to attend and vote at General Meetings of the Company and of holders of shares having the right to attend and vote at General Meetings of the ultimate holding company of the amalgamated or reconstituted company or companies after such amalgamation or reconstruction; or

(b) the permanent cancellation of the listing of any class of shares of the Company by the UKLA upon the request of the Company;

	Commencement Date	the date on which the Executive commences employment with the Company 18 February 2002 or such other date as may be mutually agreed;

Confidential Information
all information which may be imparted in confidence or be of a confidential nature relating to the business or prospective business, current or projected plans or internal affairs of the Company or any Group Company and, in particular, but not limited to all Know-how, Marketing Information, trade secrets, unpublished information relating to the Company’s or any Group Company’s intellectual property and any other commercial, financial or technical information relating to the business or prospective business of the Company or any Group Company or to any customer or potential customer or supplier or potential supplier, licensee, officer or employee of the Company or any Group Company or to any member or person interested in the share capital of the Company or any Group Company;

Documents
documents, disks, memory, notebooks, tapes or any other medium, whether or not eye-readable, on which information (whether confidential or otherwise) may from time to time be referred to, written or recorded;

the ERA	the Employment Rights Act 1996;

Good Leaver	the Executive ceasing to be a director or employee of the Company:

	(a)	by reason of death, long term incapacity or disability or redundancy;

	(b)	in circumstances where he is entitled to treat the Appointment as terminated in accordance with Clause 14.3;

(c)
by reason of the Company terminating the Appointment summarily or having given notice in accordance with Clause 2.1 (other than where there is a retirement in accordance with Clause 13.2 or where the Company has terminated the Appointment in accordance with Clause 13.1);

	(d)	retirement in accordance with clause 13.2; or

	(e)	in any other circumstances at the discretion of the Remuneration Committee;

Group
all companies being any of a subsidiary or subsidiary undertaking of the Company or a holding company or parent undertaking of the Company or a subsidiary or subsidiary undertaking of any such holding company or parent undertaking;

Group Company	any company within the Group and references to the “Group Companies” shall be construed accordingly;

Key Employee	any employee who is or was (in the Period) employed to the knowledge of the Executive:

	(a)	at management grade; or

	(b)	in a senior capacity; or

(c) in a capacity in which he had access to or obtained Confidential Information and in respect of whom the Executive exercised control or had managerial responsibility;

Know-how
information (including without limitation that comprised in formulae, specifications, designs, drawings, component lists, databases, software (or pre-cursor documents), databases, manuals, instructions and catalogues) held in whatever form relating to the creation, production or supply of any products or services by the Company or any Group Company, or by or to any of the suppliers, customers, partners or joint venturers of such company;

Marketing Information
information relating to the current or prospective marketing or sales of any products or services of the Company or any Group Company, including lists of customers’ and suppliers’ names, addresses and contacts, sales targets and statistics, market share and pricing statistics, marketing surveys, research and reports and advertising and promotional material;

Ordinary Shares	ordinary shares in the capital of the Company;

Period	the period of 12 months immediately preceding the Termination Date;

Permitted Interest
an interest in any class of shares or other securities of any company which are traded on a recognised investment exchange which amount to not more than 3% of such class of issued shares or securities and an interest in any units of any authorised unit trust;

Profit Before Taxation
the operating profit or loss on ordinary trading activities before taxation disclosed by the consolidated audited profit and loss account of the Company and its subsidiaries and subsidiary undertakings for the relevant financial year;

Relevant Event
any variation in the share capital of the Company arising from any reduction of capital or sub-division or consolidation of capital or issue of shares by way of capitalisation of profits or reserves or by way of rights (including in the latter case an offer to holders of Ordinary Shares to subscribe additional shares proportionately to their existing shareholdings whether or not such additional shares are provisionally allotted on a nil paid basis);

Remuneration Committee
the committee of the Board which determines the annual salary, any bonuses and other remuneration payable to the Executive and other members of the Board and of which a majority consists of non-executive directors;

Reorganisation
a reorganisation whereby a new holding company or any number of new companies acquires the Company or its assets and undertaking by way of share exchange or reconstruction and there is identity or substantial identity of holders of shares having the right to attend and vote at General Meetings of the Company before, and of holders of shares having the right to attend and vote at General Meetings of the new ultimate holding company after, such share exchange or reconstruction, and where the Executive has been offered employment with the ultimate holding company of the amalgamated or reconstructed company or companies on terms no less favourable to him than under this Agreement including for the avoidance of doubt that he shall remain Chief Executive Officer and a director or equivalent executive officer of the ultimate holding company of the amalgamated or reconstructed company or companies;

	Restricted Area	the United Kingdom and North America; and

	Termination Date	the date of termination or expiration of the Appointment.

(II)
The expressions “subsidiary” and “holding company” have the meanings given to them by Sections 736 and 736A of the Companies Act 1985; the expressions “parent undertaking” and “subsidiary undertaking” have the meanings given to them by Sections 258, 259 and 260 of the Companies Act 1985; and the expression “financial year” has the meaning given by Section 223 of the Companies Act 1985.

(III)	The provisions of Sections 324 and 328 of the Companies Act 1985 apply in determining for the purpose of Clauses 8 and 9 whether the Executive has an interest in any shares or other securities.

(IV)	References to Clauses, Parties, and the Schedules are respectively to Clauses of and the Parties and the Schedules to this Agreement.

(V)
References to any enactment are to be construed as referring also to any enactment or re-enactment thereof (whether before or after the date hereof), and to any previous enactment which such enactment has replaced (with or without amendment provided that the amendment does not change the law as at the date hereof) and to any regulation or order made thereunder.

(VI)	The clause headings are for ease of reference only and shall not affect the interpretation of this Agreement.

RECITALS

(1)	The Executive is a Canadian national with significant international business experience.

(2)	The Company has undergone a period of restructuring and wishes to secure the service of the Executive in relation to itself and its Group Companies, which are based in the Americas and Europe.

(3)
The Company will, in connection with this Agreement, require the Executive to relocate his family home and wishes to compensate him in respect of that and other transitions the Executive will make, including alterations in career planning and remuneration.

(4)
The Company recognises that the Executive will give up the right to considerable share option benefits by reason of leaving his current employment to take up the Appointment and the provisions of Clauses 6 and 14 of the Agreement are intended to compensate him for this loss.

OPERATIVE PROVISIONS

1	Job Title

The Company shall employ the Executive and the Executive shall serve the Company as Chief Executive Officer with full authority to conduct the affairs of the Group subject to the controls and procedures of the Board.

2	Period of Employment

2.1
The Appointment shall commence on the Commencement Date and, unless terminated earlier under Clause 13, will continue until terminated by either party giving to the other not less than 12 months’ notice in writing at any time.

2.2
The Company (and any relevant Group Company) shall not be obliged to provide work to the Executive at any time after notice of termination of the Appointment shall have been given by either party under any of the provisions of this Agreement and the Company may, in its discretion, take any one or more of the following steps in respect of a maximum of 9 months of any unexpired period of notice:

(a)
require the Executive to comply with such reasonable conditions as it may specify in relation to attending at, or remaining away from, the place(s) of business of the Company and the Group Companies; or

(b)	withdraw any powers vested in, or duties assigned to, the Executive.

2.3
If (other than in accordance with Clause 14.3 or pursuant to the request of the Company in accordance with Clause 13.4) the Executive shall cease by reason of his voluntary resignation or default to be a director of the Company he shall be deemed to be in repudiatory breach of this agreement.

2.4
If during the Appointment the Executive shall be removed from his office as a director of the Company pursuant to any power in that behalf given to the Board or to the members of the Company by law or by the Articles of Association of the Company, or if he shall retire from his office as a director of the Company by rotation and shall not be re-elected, such event shall be deemed to be a repudiatory breach of this Agreement by the Company.

3	Duties

3.1	During the term of the Appointment, the Executive shall have (in addition to his implied duty of fidelity and his duties as a director at law) the following duties and obligations:

(a)
at all times to use all reasonable endeavours to promote the interests and welfare and maintain the goodwill of the Company and any other Group Company and not to do and to exercise all reasonable endeavours to prevent there being done anything which may be prejudicial or detrimental to the Company or any Group Company;

(b)	faithfully and diligently to perform his duties and to exercise and carry out such powers and functions as may from time to time be vested in him by or under the authority of the Board;

(c)
to devote the whole of his working time and attention and the full benefit of his knowledge, expertise and skills in the proper performance of his duties (unless on holiday as permitted by this Agreement or prevented by ill-health or accident);

(d)
to give (in writing if so requested) to the Board, such information and explanations regarding the affairs of the Company or any other Group Company or matters relating to the Appointment as the Board may require;

(e)
to comply with any applicable code relating to dealings in securities of the Company and with all lawful directions from time to time given to him by or under the authority of the Board and, save as inconsistent with the express terms of this Agreement, all applicable rules and regulations from time to time laid down by the Company concerning its employees; and

(f)	to comply with the provisions of Schedule 1 Copyright and Inventions.

3.2
Subject to the provisions of Clause 3.1, the Executive shall have such powers and do such acts in the ordinary course of business carried on by the Company as the Board may from time to time delegate to the Executive and as are consistent with Clause 1.

3.3
The Executive’s normal place of work shall be the Company’s UK Head Office at East Putney House and he shall attend and work at any of the places of business of the Company and/or the Group as determined from time to time by the Board and shall travel to and work temporarily at such places (whether within or outside the United Kingdom) in the manner and on the occasions reasonably required from time to time by the Board, provided that the Company shall not, without the Executive’s prior consent, require him to reside or work (other than temporarily) outside the United Kingdom.

3.4
Subject to the remainder of this Agreement, the Board may require the Executive to perform services for any Group Company wherever situated and without further fees or remuneration and to enter into any separate agreement(s) with such Group Company for such purpose and any duties that he may have under this Agreement will be deemed to extend to such Group Company.

3.5
The hours of work of the Executive are not fixed but are the usual working hours of the Company and such additional hours as may be necessary to enable him properly to discharge his duties. The Executive acknowledges that he may be required to work more than forty eight hours in a week.

3.6	The Executive shall:

(a)
at the request and expense of the Company, submit annually to a medical examination by a medical practitioner nominated by the Company as part of a health screening programme and for insurance purposes; and

(b)
subject to his statutory rights in respect of the processing of data, access to and correction of medical reports and records, authorise such medical practitioner to disclose to or discuss with the Company’s medical adviser any matter arising from such examination which in the medical practitioner’s opinion would materially and adversely affect the Executive’s health or the proper discharge of his duties and the Company’s medical adviser may notify the Chairman of the Company of any serious matter if, in the Company’s medical adviser’s opinion, that matter would materially and adversely affect the health of the Executive or the proper discharge of his duties. Subject to the foregoing, the Company’s medical adviser shall observe the strictest confidence in relation to any such information and shall provide the Executive with a written copy or complete record of any material provided to the Chairman and all associated correspondence or discussions.

4	Pay and Expenses

4.1	The Company shall pay to the Executive for the proper performance of his duties under this Agreement:

(a)	a fixed salary at the rate of £750,000 per annum (or such higher rate as the Company may from time to time notify in writing to the Executive); and

(b)
a bonus which shall be under arrangements set in place in good faith whereby the Executive may achieve up to 100% of fixed salary, subject to a guaranteed bonus of an amount equal to at least 50% of fixed salary in respect of each financial year ending on or prior to 30 April 2003 of the Company, payable not later than the subsequent August, provided that the guaranteed bonus for the financial year ending 2002 shall be prorated for the period worked by the Executive in that financial year.

4.2
For the financial years ending 2004 onwards the Company shall operate a bonus scheme. Any such bonus scheme will be agreed by the Board in advance of each financial year and shall take into account inter alia, Profit Before Taxation.

4.3	The fixed salary of the Executive will:

(a)	accrue from day to day and be payable by equal monthly instalments in arrears by not later than the last working day of each month;

(b)
notwithstanding anything to the contrary contained in the Articles of Association of the Company or of any other Group Company, be inclusive of any other fees or remuneration of any description which the Executive might be entitled to receive from the Company or any Group Company or any other company or association in which he holds office as a nominee or representative of the Company or any Group Company (and the Executive shall, at the discretion of the Board, either waive his right to any such remuneration or account to the Company for the same forthwith upon receipt);

(c)	be paid by credit transfer to the account or accounts nominated by the Executive from time to time.

4.4
Not less frequently than once a year the fixed salary shall be reviewed by the Remuneration Committee but may not be decreased. Increases are not automatic but will be based on individual merit and performance.

4.5
The Executive hereby authorises the Company to deduct from any remuneration accrued and due to him under the terms of this Agreement (whether or not actually paid during the Appointment) or from any payment made pursuant to Clause 14:

(a)	any overpayment of salary or expenses or payment made to the Executive by mistake or through any misrepresentation;

(b)	any debt owed by the Executive to the Company or any Group Company as it falls due and

(c)	any tax or Social Security contributions due in respect of remuneration or any other monies received or receivable by the Executive from the Company.

4.6
The Company shall reimburse the Executive for reasonable relocation expenses in accordance with the Group’s normal relocation policy such expenses to include any legal expenses paid on the sale of the Executive’s Ontario residence (“the Residence”) any reasonable agreed costs of relocation advisers; any legal and letting agents’ fees paid in relation to letting the Residence; any removal and storage costs paid in relation to furniture and personal effects from the Residence; reasonable hotel costs at the Harrington Hotel until the Executive shall have obtained rented accommodation in accordance with the terms of Clause 6.1 and in any event for a maximum period of 3 months subject to the Executive having provided the Company with evidence of actual payment of such expenses; plus an amount equal to one month’s fixed salary and up to a maximum of 7 business class return flights for himself or his family between London and North America during the 12 month period following the Commencement Date.

4.7
The Company shall repay to the Executive all reasonable travelling, hotel and other expenses properly incurred by him in or about the performance of his duties, subject to the Executive having delivered to the Company such form(s) and vouchers or other evidence of actual payment of such expenses as the Company may from time to time require. The decision of the Board as to what constitutes reasonable expenses shall be conclusive.

5	Other benefits

5.1
Until notice of termination of the Appointment is given under Clauses 2, 13 or 14, the Company shall provide to the Executive for use by him in the performance of his duties and for his private purposes a suitable executive motor car for his status, being equivalent to not less than a BMW 7 series and a limousine service for the proper performance of his duties. The Company shall replace the motor car in accordance with its renewal policy from time to time. The Company shall pay all maintenance, insurance and other running costs in connection with the car (including fuel) whether for business or private use.

5.2	The Executive shall be entitled to participate, at the Company’s expense, in the Group’s permanent health insurance scheme.

5.3
The Executive shall be entitled to participate, at the Company’s expense in such medical insurance scheme as may be operated by the Company from time to time subject to the rules of such scheme, but with a minimum level of cover providing for family treatment (wife and children under 21) in a London teaching hospital.

5.4	The Company shall pay the Executive a salary supplement of an amount equal to 37.5% of his fixed salary to allow the Executive to contribute to a personal pension scheme.

5.5	The Company shall maintain for the Executive life assurance cover of 4 times fixed salary.

5.6
The Company shall maintain for the Executive Directors’ and Officers’ insurance in respect of those liabilities which he may incur as a director or officer of the Company for which such insurance is normally available.

5.7
The Company will pay direct to the Executive’s attorneys, accountants and tax advisers, within 30 days of receipt of satisfactory copies of their invoices to the Executive, their fees and disbursements properly, reasonably and exclusively incurred in advising the Executive in relation to the negotiation and preparation of this Agreement.

5.8
The Company will use reasonable endeavours to minimise the Executive’s liability to income tax or to the tax regime of any non-UK jurisdiction in the design and delivery of remuneration and contractual benefits under this Agreement (including the Schedules) and in its operation of Clause 3.3. In particular, the Company will ensure that all cash benefits payable under this Agreement (including the Schedules) shall be paid by credit transfer to the account or accounts nominated by the Executive.

5.9
The Company shall reimburse the Executive for the subscription fees for such club memberships as the Chairman and the Executive shall agree that it would be appropriate for the Chief Executive to take out but which shall include the professional membership fee of the Young Presidents’ Organisation and the Law Society of Upper Canada.

5.10
The Executive shall be entitled in respect of himself (and his family where relevant) to be provided such benefits as are normally provided by the Company from time to time for Executive Directors on a basis no less favourable than that applicable to other Executive Directors.

6	Buy Out Benefits

6.1
The Company shall provide from the date of the Executive ceasing to incur hotel costs in accordance with the terms of Clause 4.6 for a period not exceeding 2 years from the Commencement Date suitable accommodation to the Executive on the basis that any rent which is or would be payable by the Company (if it were to take a lease on the property at an annual rent) shall not exceed that payable on a property valued at £1,000,000 (“the Property”). If the Executive wishes the Company to provide accommodation in excess of that amount, he shall be required to make the appropriate contribution. The Executive and his family shall be entitled to reside at the Property during the term of the Appointment.

6.2
During the first three years of the Appointment and conditional upon the continuation of the Appointment by way of buy out bonus payment and relocation allowance the Company shall pay to the Executive at the same time and in the same way as fixed salary payments referred to in Clause 4.1(a) monthly payments of £23,333. The right to receipt of such payments shall cease with immediate effect on termination of the Appointment for whatever reason.

6.3	Share Awards/Deferred Matching Share Purchase Plan

Deferred Matching Share Purchase Plan

6.3.1
On completion of this Agreement the Company shall deliver to the Executive a deed executed by it in the form set out at Schedule 2 to this Agreement, such deed setting out the terms of the deferred matching share purchase plan.

Premium priced option – Option 1

6.3.2	The Company hereby grants the Executive an option (“Option 1”) to acquire Ordinary shares in the Company on the following terms:

6.3.3
Option 1 is a non-transferable option to acquire 5,076,142 Ordinary Shares having an aggregate market value of £10 million. For the purposes of Option 1, “market value” will be the middle market quotation of an Ordinary Share as at the close of business on the dealing day preceding the date of this Agreement as derived from the Daily Official List of the London Stock Exchange.

6.3.4	The price per Ordinary Share payable on the exercise of Option 1 will be:

(a)	in respect of 2,538,072 Ordinary Shares having a market value of £5 million, 197p being the market value;

(b)	in respect of 1,522,842 Ordinary Shares having a market value of £3 million, 276p being 140% of the market value; and

(c)	in respect of 1,015,228 Ordinary Shares having a market value of £2 million, 345p being 175% of the market value.

6.3.5.1	Subject to Clause 6.3.6:

(a)	Option 1 may not be exercised before it has vested in accordance with Clause 6.3.5.3;

(b)	thereafter Option 1 may be exercised in full or in part or parts at any time or times until the tenth anniversary of the date of this Agreement or until earlier lapse.

6.3.5.2	For the purposes of Clause 6.3.5.3:

(a)	A Option Shares means the Ordinary Shares comprised in Option 1 with an exercise price of 197p;

(b)	B Option Shares means the Ordinary Shares comprised in Option 1 with an exercise price of 276p; and

(c)	C Option Shares means the Ordinary Shares comprised in Option 1 with an exercise price of 345p.

6.3.5.3	Option 1 shall vest:

(a)	as to one-third of A Option Shares, B Option Shares and C Option Shares on the first anniversary of the Commencement Date;

(b)	as to one-third of the A Option Shares, B Option Shares and C Option Shares on the second anniversary of the Commencement Date; and

(c)	as to one-third of the A Option Shares, B Option Shares and C Option Shares on the third anniversary of the Commencement Date.

6.3.6	Option 1 shall lapse on the earliest of the following:

•	the tenth anniversary of the date of grant of Option 1;

•	6 months after the Termination Date, except where:

(i)	the Appointment is terminated under Clause 13.1;

(ii)	the Appointment is terminated as a result of the death of the Executive; or

(iii)	the Executive dies within but prior to the end of the 6 month period following the Termination Date; or

(iv)
the Executive is a Good Leaver and the Remuneration Committee in its absolute discretion (which it shall positively consider) specifies a longer period in which case Option 1 shall lapse at the expiration of such longer period;

•	immediately on the Termination Date where the Appointment is terminated under Clause 13.1;

•	12 months after the Executive’s death, if the Executive dies in service or within six months after the Termination Date;

•
6 months after a Change of Control unless the person who has obtained control of the Company becomes bound or entitled to exercise rights of compulsory acquisition of Ordinary Shares pursuant to Part XIIIA of the Companies Act 1985 and gives notice in writing to holders of Ordinary Shares exercising such rights, in which event Option 1 shall lapse one month from the date of such notice;

PROVIDED THAT if within any limitation period referred to in this Clause 6.3.6 there falls a close period relating to dealing in the Ordinary Shares, the applicable period shall be extended by the length of that close period.

On-going options – Option 2

6.3.7
The Executive will be entitled to participate in the share option plans operated by the Company in the future. The Remuneration Committee will consider the Executive for awards and grants of options up to the maximum permitted by the plan rules from time to time. Subject to shareholder approval if and to the extent so required, and provided the performance of the Company so justifies, the Company will grant the Executive an option over shares worth £3 million during each year in which the Appointment continues.

6.3.8
The Company hereby grants the Executive a non-transferable option (“Option 2”) to acquire 1,522,842 Ordinary Shares with an aggregate market value of £3 million. For the purposes of Option 2, “market value” will be the middle market quotation of an Ordinary share as at the close of business on the dealing day preceding the date of this Agreement as derived from the Daily Official List of the London Stock Exchange. The terms of Option 2 are as set out in Clauses 6.3.8 to 6.3.18.

6.3.9	The price per Ordinary Share payable on the exercise of Option 2 will be market value. Subject to Clause 6.3.13, Option 2 may not be exercised:

(a)	before the expiration of a period of 3 years commencing on the Commencement Date; and

(b)	unless and until the performance condition set out at Clause 6.3.11 has been satisfied or waived.

Thereafter Option 2 may be exercised at any time or times in full or in part or parts until the tenth anniversary of the date of this Agreement or until earlier lapse.

6.3.10	Option 2 will lapse on the earliest of the following:

•	the tenth anniversary of the date of grant;

•	6 months after the Termination Date, except:

(i)	where the Appointment is terminated under Clause 13.1;

(ii)	where the Appointment is terminated as a result of the death of the Executive; or

(iii)	where the Executive dies within but prior to the end of the 6 month period following the Termination Date; or

(iv)
where the Executive is a Good Leaver and the Remuneration Committee in its absolute discretion (which it shall positively consider) specifies a longer period in which case Option 2 shall lapse at the expiration of such longer period;

•	immediately on the Termination Date where the Appointment is terminated under Clause 13.1;

•	12 months after the Executive’s death, if the Executive dies in service or within six months after the Termination Date;

•
6 months after a Change of Control unless the person who has obtained control of the Company becomes bound or entitled to exercise rights of compulsory acquisition of Ordinary Shares pursuant to Part XIIIA of the Companies Act 1985 and gives notice in writing to any holders of Ordinary Shares that he intends to exercise such rights, in which event Option 2 shall lapse one month from the date of such notice;

PROVIDED THAT:

if within any limitation period referred to in this Clause 6.3.10 there falls a closed period relating to dealing in the Ordinary Shares, the applicable period shall be extended by the length of that closed period.

6.3.11
The performance condition will be achieved if, on or after the third anniversary of the effective date of grant, the rate of increase of EPS over any period of three years commencing no earlier than the beginning of the financial year in which the date of grant falls is equal to or greater than the rate of increase in the Retail Prices Index (All Items) plus 9%. For the purposes of this Clause 6.3.11 “EPS” means the figure in relation to any relevant year representing the fully diluted earnings per share (prior to exceptional or extraordinary items) derived using the method of calculation of earnings per share reported to shareholders of the Company in its annual financial statements for any financial year of the Company in which the relevant performance period falls. There is no requirement for a specific rate of increase of EPS actually to have been achieved in each year of the performance period.

6.3.12
The performance condition may be waived or amended by the Remuneration Committee in its absolute discretion provided that any such amendment which is not advantageous to the Executive may only be made with his prior written consent.

6.3.13	If there is a Change of Control then Option 2 shall become immediately exercisable in full whether or not the performance condition set out at paragraph 6.3.11 has been satisfied.

General

6.3.14
Option 1 and Option 2 may be exercised by delivering to the Company Secretary (or such other person as the Company may reasonably determine and notify to the Executive) notice in writing signed by the Executive (or by his duly authorised agent) and a remittance for the aggregate exercise price and any personal income, social security or capital gains tax liability arising on exercise of either of the options in respect of which the Executive is obliged to reimburse the Company under Clause 6.3.15, made payable to the Company (or its agent) in respect of the shares over which the option is exercised, provided that the Company may (acting reasonably) from time to time prescribe a different exercise procedure. The effective date of exercise shall be the date of receipt of such notice of exercise and remittance.

6.3.15
It shall be a term of Option 1 and Option 2 and a condition of the right to exercise or release Option 1 or Option 2 for consideration that the Executive shall pay to and indemnify the Company against the full amount of any and all liability to pay as you earn income tax, employee national insurance contributions and other liabilities which are attributable to the grant or exercise of or any benefit derived by the Executive from Option 1 or Option 2 and which are primarily liabilities of the Executive but which the Company is or may become liable to discharge. The Option may not be exercised until the Executive has entered into such arrangements as the Remuneration Committee may from time to time reasonably require (and notify to the Executive on request) to ensure that any such liabilities are accounted for to the satisfaction of the Company (not to be unreasonably withheld or delayed). The Company shall procure that the Remuneration Committee does not unreasonably delay or withhold its approval in respect of such arrangements.

6.3.16
The Company may procure that its obligations under Clause 6.3.7 are satisfied through the adoption or amendment of a plan or plans for the provision of the relevant benefits provided always that no term or condition of any such plan or subsequent amendment may materially and adversely affect the nature, value or extent of the Executive’s rights (actual or contingent) in respect of Clause 6.3.7. In operating any such plan or in carrying out the terms of Option 1 and Option 2, the Executive shall be treated no less favourably than any other Executive Director in respect of the terms on which any award or grant is made and the exercise of any discretion or power relating to rights under such plans or under this Clause 6.3 in relation to Option 1 and Option 2 where there are analogous provisions. Any exercise of a discretion relating to Option 1 or Option 2 shall be consistent with the employer’s duty of mutual trust and confidence. In the event of any conflict between any such plan and this Agreement, this Agreement shall prevail.

6.3.17	The rights of the Executive under Clause 6 are personal to the Executive and may not be assigned in whole or in part by the Executive to any person.

6.3.18
Upon the occurrence of any Relevant Event the number of Ordinary Shares comprised in Option 1 and Option 2 and/or the exercise price of Option 1 or Option 2 may be adjusted in such manner (not excluding retrospective adjustment where a Relevant Event occurs after the date of exercise but the record date relating to such Relevant Event precedes such date of exercise) as the Remuneration Committee (with the written concurrence of the Company’s auditors that in their opinion the adjustments proposed are fair and reasonable) may acting reasonably deem appropriate in that such adjustment is necessary to take account of any variation in the share capital of the Company so that (as nearly as maybe) the aggregate exercise price is unchanged; provided always that:

(a)
no adjustment shall be made so as to reduce the exercise price per Ordinary Share to an amount less than the nominal value per share unless the Company has reserves available to enable such shares to be issued fully paid upon the exercise of Option 1 or Option 2; and

(b)	subject to sub-clause (a) above, no increase shall be made in the aggregate exercise price relating to Option 1 or Option 2.

Notice of any such adjustments shall be given to the Executive by the Remuneration Committee.

7	Holiday

7.1
In addition to the usual United Kingdom public and bank holidays, the Executive shall be entitled to 30 days’ (ie 6 weeks) paid holiday in each complete holiday year worked (and pro rata for part of each holiday year worked) to be taken at such time or times as shall reasonably be determined by the Executive in consultation with the Chairman.

7.2
The holiday year runs from 1 January each year to the following 31 December. No holiday entitlement may be carried forward from one holiday year to the next except with the express agreement of the Remuneration Committee and no money will be paid in lieu of any such untaken holiday entitlement.

7.3
Upon termination of the Appointment, other than pursuant to Clause 13.1, the Executive’s entitlement to holiday will be calculated on the basis of 2.5 working days for each calendar month of service completed during the holiday year in which termination occurs and payment in lieu of untaken holiday entitlement shall be made.

8	Confidentiality

8.1
Neither during the continuance of the Appointment, other than in the proper course of his duties and for the benefit of the Company, nor after the Termination Date for any reason whatsoever, shall the Executive:

(a)
use, disclose or communicate to any person any Confidential Information which he shall have come to know or have received or obtained at any time (before or after the date of this Agreement) by reason of or in connection with his service with the Company; or

(b)	copy or reproduce in any form or by or on any media or device or allow others access to or to copy or reproduce Documents containing or referring to Confidential Information.

8.2
The Executive acknowledges that all Documents containing or referring to Confidential Information at any time in his control or possession are and shall at all times remain the absolute property of the Company and the Executive undertakes, both during the Appointment and after the Termination Date:

(a)	to exercise due care and diligence to avoid any unauthorised publication, disclosure or use of Confidential Information and any Documents containing or referring to it;

(b)
at the direction of the Board, to deliver up any Confidential Information (including all copies of all Documents whether or not lawfully made or obtained) or to delete Confidential Information from any re-usable medium; and

(c)	to do such things and sign such documents at the expense of the Company as shall be reasonably necessary to give effect to this Clause and/or to provide evidence that it has been complied with.

8.3	The restrictions in Clause 8.1:

(a)
will not restrict the Executive from disclosing (but only to the proper recipient) any Confidential Information which the Executive is required to disclose by law or any order of the court or any relevant regulatory body; and

(b)	will not apply to Confidential Information which is or which comes into the public domain otherwise than as a result of an unauthorised disclosure by the Executive.

8.4
Nothing in this Agreement shall restrict the rights of the Executive to make a Protected Disclosure under the ERA. If the Executive has a particular grievance, concern, disclosure or information of a particularly sensitive nature or has reasonable grounds to believe that the Company has committed a crime, a breach of its legal obligations, a miscarriage of justice or a breach of health and safety or environmental legislation, the Executive should raise this in the first instance with a non-executive director of the Executive’s choice.

8.5
The Executive agrees that the restrictions set out in this Clause 8 are without prejudice to any other duties of confidentiality owed to the Company whether express or implied and are to survive the termination of the Appointment.

9	Restrictions during employment

9.1
Save as permitted under Clause 9.2, the Executive shall not during the Appointment carry on or be concerned, engaged or interested directly or indirectly (whether as principal, shareholder, partner, employee, officer, agent or otherwise) in any trade or business other than that of the Company and shall not engage in any other activity which the Company reasonably considers may impair his ability to perform his duties under this Agreement.

9.2	The Executive may:

(a)	assume one non-executive directorship role outside the Group provided that it does not conflict with his duties under the Appointment and retain any associated fees.

(b)	hold a Permitted Interest; and/or

(c)	carry on or be concerned, engaged or interested in any other trade or business if he shall have:

(i)	provided, on the basis of the utmost good faith, full particulars of its nature and of the likely demands it will make on his time and abilities;

(ii)
obtained the prior written consent of the Board, which consent may be given subject to such terms or conditions as it may decide (each of which shall be considered to be a term of this Agreement) and the Company shall have the right to reconsider the consent or the terms if it reasonably considers that it is in the interests of the Company to do so; and

(iii)	if required by the Company at any time, provide full details of such hours as he may spend on its business to enable the Company to comply with the requirements of the Working Time Regulations 1998.

9.3	The Executive shall not during the Appointment either on his own behalf or on behalf of any person, firm or company:

(a)
solicit or endeavour to entice away from the Company an actual employee, or discourage from being employed by the Company any person who, to the knowledge of the Executive, is an employee or a prospective employee of the Company; or

(b)	employ or procure another person to employ any such person.

9.4	The restrictions set out in this Clause 9 are without prejudice to any other fiduciary duties owed to the Company whether express or implied.

10	Restrictions after employment

10.1
The Executive shall not, save in respect of a Permitted Interest or with the prior written consent of the Board (which shall not be unreasonably withheld), for a period of 12 months from the Termination Date within the Restricted Area carry on or be concerned or engaged or interested directly or indirectly (whether as principal, shareholder, partner, employee, officer, agent or otherwise) in any part of any trade or business which materially competes with any material part of any trade or business carried on by the Company in which the Executive shall have been actively engaged or involved at any time during the Period.

10.2
The Executive shall not for a period of 12 months from the Termination Date either on his own behalf or on behalf of any person, firm or company in relation to the business activities of the Company in which the Executive has been engaged or involved, directly or indirectly:

(a)
solicit, approach or offer goods or services to or entice away from the Company any person, firm or company who was a client or customer of the Company during the Period with whom the Executive has been actively engaged or involved by virtue of his duties hereunder during the Period; or

(b)
deal with or accept custom from any person, firm or company who was a client or customer of the Company during the Period with whom the Executive has been actively engaged or involved by virtue of his duties hereunder during the Period; or

(c)
solicit or approach or offer goods or services to or entice away from the Company any person, firm or company who was a supplier, agent or distributor of the Company during the Period with whom the Executive has been actively engaged or involved by virtue of his duties hereunder during the Period; or

(d)
deal with or interfere with any person, firm or company who was a supplier, agent or distributor of the Company during the Period and in each case with whom the Executive has been actively engaged or involved by virtue of his duties hereunder during the Period;

PROVIDED THAT nothing contained in these paragraphs (a) to (d) shall prohibit the Executive from carrying out any activities which are not in competition with any part of the business of the Company with which the Executive was materially involved in the Period.

10.3
The Executive shall not for a period of 12 months from the Termination Date either on his own behalf or on behalf of any person, firm or company in relation to the business activities of the Company in which the Executive has been engaged or involved, directly or indirectly, approach, solicit, endeavour to entice away, employ, offer employment to or procure the employment of any person who is or was a Key Employee with whom the Executive has had dealings during the Period whether or not such person would commit any breach of his contract of employment by reason of so leaving the service of the Company or otherwise.

10.4	The Executive shall not, at any time after the Termination Date, either on his own behalf or on behalf of any other person, firm or company directly or indirectly:

(a)	interfere or seek to interfere with the continuance, or any of the terms, of the supply of goods or services to the Company; or

(b)
represent himself as being in any way connected with or interested in the business of the Company (other than as a consultant or a member if such be the case) or use any name which is identical or similar to or likely to be confused with the name of the Company or any product or service produced or provided by the Company or which might suggest a connection with the Company.

10.5
For the avoidance of doubt the period of the restrictions in these Clauses 10.1, 10.2(a) to (d) and 10.3 shall be reduced by a period equal to the period, if any, for which the Company has operated clauses 2.2(a) or (b) and/or for which the Executive is not in receipt of Confidential Information in accordance with Clause 2.2.

10.6
The Executive (who acknowledges that, in the course of the Appointment, he is likely to have dealings with the clients, customers, suppliers and other contacts of the Company) agrees that each of the restrictions in Clauses 10.1, 10.2(a), 10.2(b), 10.2(c), 10.2(d) and 10.3 and 10.4 is separate and distinct, is to be construed separately from the other restrictions, and is reasonable as regards its duration, extent and application for the protection of the legitimate business interests of the Company. However, in the event that any such restriction shall be found to be void or unenforceable but would be valid or enforceable if some part or parts of it were deleted, the Executive agrees that such restriction shall apply with such deletions as may be necessary to make it valid and effective.

11	Relevant Definitions

For the purposes of the restrictions set out in Clauses 8, 9 and 10:

(a)
the expression “Company” shall include any former owner or transferor of a business acquired by the Company by which the Executive shall have been employed under a contract of employment in respect of which his service is included for the purposes of calculating continuous employment with the Company;

(b)
any reference to the Company and to the Company’s trade or business shall be deemed to include any Group Company and its trade or business and/or to apply to them as if the words were repeated by reference to such company insofar as the Executive shall have been performing services to any material extent for a period of not less than three months for such Group Company at any time during the Period and the Executive hereby undertakes to execute any further documents which the Company may require to confirm this; and

(c)
where references to the Company and Company’s trade or business are deemed to include and/or apply to a Group Company and to a Group Company’s business pursuant to paragraph (b) of this Clause 11, the Executive covenants with the Company for itself and in the same terms in relation to each such Group Company and each Group

Company’s business as he does with the Company and in respect of the Company’s business.

12	Absence, Illness and Incapacity

12.1
If at any time the Executive is prevented by reason of ill-health, accident or other incapacity from properly performing his duties he shall promptly furnish to the Company, if required, evidence of such incapacity in a form satisfactory to the Board.

12.2
The Company shall pay the Executive his fixed salary for the first 180 days in aggregate in any calendar year of absence due to illness or other incapacity, but shall not be required to pay the Executive any salary or other remuneration for any further periods of such absence in any calendar year. The Appointment shall not be terminated during any period in which the Executive may qualify for, or is in receipt of, any benefits under the Group’s Permanent Health Insurance Scheme.

13	Termination

13.1
The Company may at any time terminate the Appointment with immediate effect without notice or payment in lieu of notice by giving the Executive written notice in any of the following events if the Executive shall have:

(i)
committed any repudiatory breach or, after having been given warning in writing, any repeated or continued material breach of any of his duties or any of his express or implied obligations arising from the Appointment or otherwise as a director of the Company or Group Company including refusing to comply with any reasonable and lawful instructions given to him by the Board;

(ii)	been guilty of conduct bringing the Company or any Group Company into material disrepute;

(iii)	become prevented by any applicable United Kingdom, United States of America or Canadian law or regulation from continuing as a director of the Company;

(iv)	committed any material act of fraud or dishonesty (whether or not connected with the Appointment);

(v)
become unable to pay his debts for the purposes of Section 268 of the Insolvency Act 1986, claimed the benefit of any Act for the time being in force in the United Kingdom, United States of America or Canada for the relief of insolvent debtors or proposed or made any arrangement or composition with his creditors;

(vi)	been convicted of a criminal offence (excluding an offence under road traffic legislation in respect of which he is not sentenced to a term of immediate imprisonment).

13.2
Unless the Board otherwise permits, the Appointment shall, notwithstanding any other provision of this Agreement, automatically terminate without notice at the end of the month in which the Executive attains the age of 60 years, being the Company’s normal retirement age.

13.3	Upon termination of the Appointment however arising:

(a)
the Executive shall, without prejudice for any claim he may have arising out of the termination of this employment hereunder, forthwith at the request of the Board and without further claim for compensation resign as a director of the Company and from all offices held by him in any Group Company and from all other appointments or offices which he holds as nominee or representative of the Company or any Group Company and, if he fails so to do, the Company is irrevocably authorised by the Executive to appoint some person in his name and on his behalf to execute such documents and to do such other things as are reasonably necessary to give effect to such resignations; and

(b)
the Executive (or, if he shall be dead, of unsound mind or bankrupt, his personal representatives or such other persons as shall be appointed to administer his estate and affairs) shall deliver up to the Company in accordance with the directions of the Board all keys, security passes, credit cards, Documents and other property including any motor car provided pursuant to Clause 5.1 belonging to or relating to the businesses or affairs of the Company or any Group Company, including all copies of all Documents containing or referring to Confidential Information which may be in his possession or under his control (or that of his personal representatives or such other persons), and shall not retain copies, extracts or notes of any of the same.

13.4
The Executive shall have no claim against the Company in respect of the termination of the Appointment by reason of the liquidation of the Company for the purpose of intra-Group amalgamation or reconstruction or as part of any arrangements for the intra-Group amalgamation of the undertaking of the Company not involving liquidation provided that the Executive shall have been offered employment with the ultimate holding company of the amalgamated or reconstructed company or companies on terms no less favourable to him than under this Agreement including for the avoidance of doubt that he shall remain the Chief Executive Officer and a director or equivalent executive officer of the ultimate holding company of the amalgamated or reconstructed company or companies.

13.5
The Board, if it has reason to suspect that any one or more of the events set out in Clause 13.1 has or may have occurred, may suspend the Executive pending the making and completion of such investigation(s) as the Board thinks fit. While the suspension continues, the Company shall, pay to the Executive his fixed salary and provide to him the other benefits set out in this Agreement. During the period of suspension the Company and relevant Group Companies shall not be obliged to provide work to the Executive and may require the Executive to comply with such conditions as the Company may specify in relation to attending at or remaining away from the places of business of the Company and/or the Group Companies. The Company may later terminate the Appointment, pursuant to the terms of this Agreement, on the grounds of the same event.

14	Further termination provisions

14.1
The provisions of Clause 14.2 apply where the Executive’s Appointment is terminated by the Company or the Executive within a period of three months following a Change of Control other than in accordance with Clause 13.1 or 13.2 or by the Company or the Executive in the circumstances referred to in Clause 14.2 or 14.3. Payment of any sum under Clause 14.2 and provision of the appropriate treatment under Schedule 2 and in respect of Option 1 and Option 2 as set out in clause 6 of this Agreement shall be in full and final settlement of any claims which the Executive may have in respect of the termination of the Appointment except in relation to his rights or claims in respect of Clause 6.3.7 and the plans contemplated.

14.2	Upon the termination of the Appointment either:

(a)
by the Company summarily or having given notice in accordance with Clause 2.1 (other than where there is a retirement in accordance with Clause 13.2 or where the Company has terminated the Appointment in accordance with Clause 13.1); or

(b)	in circumstances where the Executive is entitled to treat the Appointment as terminated pursuant to clause 14.3;

the Company shall pay to the Executive within 21 days after the date of termination (except as set out below) less any necessary deductions:

14.2.1	where the date of actual termination occurs at any time within the first 18 months of the Commencement Date:

(i)	two times the rate of fixed annual salary as at the Relevant Date; and

(ii)	two times the rate of salary supplement as at the Relevant Date; and

(iii)
two times the annual Value of the provision of the motor vehicle made available by the Company to the Executive and any other cash or non-cash benefit being provided to the Executive as at the Relevant Date expressly excluding any payment under Clauses 4.6, 5.7. 6.1 and 7.1 (but for the avoidance of doubt such payments shall remain payable in cash to the extent the same remain undischarged in accordance with the terms of those Clauses save that the Executive may elect to continue to occupy the accommodation provided in accordance with and subject to the terms of Clause 6.1) or under Clause 6.2 but including club fees, life insurance and medical insurance (or at the Executive’s option, it shall provide any such benefit for two years thereafter on the same basis as is in effect at the Relevant Date); and

(iv)	any amounts in respect of bonus as follows

(a)
in respect of bonus for the year of termination the amount which would have been paid if the Executive remained in service to the due payment date calculated pro rata on a daily basis to the date of termination (this amount to be paid at the date when other executive directors are paid their bonus for that year); and

(b)
a further amount for the 2 bonus years following the bonus year in which the date of termination falls equal to 50% of fixed salary for each of those bonus years (such amount to be paid at the date when the other executive directors are paid their bonus for those years), subject always to the obligation to pay in full the guaranteed bonus referred to in Clause 4.1(b) and to pay any bonus which has accrued but not yet been finally calculated or been paid in respect of a bonus year completed by the date of termination; or

14.2.2	where the date of termination occurs at any time after the first 18 months of the Commencement Date:

(i)	one times the rate of fixed annual salary as at the Relevant Date; and

(ii)	one times the rate of salary supplement as at the Relevant Date; and

(iii)	one times the annual Value of the motor vehicle made available by the Company to the Executive and any other cash or non-cash benefit being provided to the Executive as at the Relevant Date expressly excluding any payment under Clauses 4.6, 5.7. 6.1 and 7.1 (but for the avoidance of doubt such payments shall remain payable in cash to the extent the same remain undischarged in accordance with the terms of those Clauses save that the Executive may elect to continue to occupy the accommodation provided in accordance with and subject to the terms of Clause 6.1) or under Clause 6.2 but including club fees, life insurance and medical insurance (or at the Executive’s option, it shall provide any such benefit for one year thereafter on the same basis as is in effect at the Relevant Date);

(iv)	any amounts in respect of bonus as follows:

(a)
in respect of bonus for the year of termination the amount which would have been paid if the Executive remained in service to the due payment date calculated pro rata on a daily basis to the date of termination (this amount to be paid at the date when other executive directors are paid their bonus for that year); and

(b)
a further amount for the bonus year following the bonus year in which the date of termination falls equal to 50% of fixed salary for that bonus year (such amount to be paid on the date when the other executive directors are paid their bonus for that year).

subject always to the obligation to pay in full the guaranteed bonus referred to in Clause 4.1(b) and to pay any bonus which has accrued but not yet been finally calculated or been paid in respect of a bonus year completed by the date of termination.

14.2.3
Any payment due in accordance with this Clause 14.2 falls due as a contractual debt, shall be made in a lump sum and no deduction shall be made in respect of any actual or possible mitigation of loss or obtaining of employment or engagement. The Executive shall in addition to his entitlement under this Clause be entitled to the appropriate treatment under Schedule 2 and in respect of Option 1 and Option 2 as set out in clause 6 of this Agreement and the provisions of the preceding sentence as to deductions shall apply equally.

14.2.4	For the purposes of this Clause 14.2:

14.2.4.1
the “Relevant Date” shall mean in respect of fixed salary or salary supplement or cash benefits the date immediately preceding the date of termination and in respect of non-cash benefits the earlier of that date and the date immediately preceding the date on which the Company gives notice of termination in accordance with Clause 14.2;

14.2.4.1	“Value” shall mean the value which would be required to be set out in the annual form P11D for the Executive in respect of the relevant benefit.

14.3	The Executive shall be entitled to treat the Appointment as terminated by giving the Company written notice with immediate effect if the Company or any Group Company:

14.3.1	terminates or purports to terminate the Appointment otherwise than in accordance with Clause 2.1 or (where so entitled) Clause 13.1 or 13.2;

14.3.2	removes the Executive from the office of director or fails so to reappoint him at any time when his retirement by rotation as a director falls due other than in accordance with Clause 13.1 or 13.2; or

14.3.3
reduces his fixed salary or salary supplement or guaranteed bonus arrangements or other cash benefits or varies adversely to him the bonus arrangements in circumstances where the other directors are not affected by such a variation; or

14.3.4	materially amends the Executive’s job title, status or duties (except to the extent that it is entitled to do so pursuant to clause 2.2); or

14.3.5	commits any other repudiatory breach of this Agreement;

or by giving the Company written notice with immediate effect at any time in the three months following a Change of Control

15	The Employment Rights Act 1996

This Agreement (including Schedule 3) contains the particulars required to be given under Section 1 and 3 of the ERA.

16	Record Keeping

In order to keep and maintain records relating to the Appointment it will be necessary for the Company to record, keep and process personal data relating to the Executive. This data may be recorded, kept and processed on computer and in hard copy form. To the extent that it is reasonably necessary in connection with the Appointment and the performance of the Company’s responsibilities as an employer, it may be necessary for the Company to disclose this data to others, including other employees of the Company, Group Companies, the Company’s professional advisers, the Inland Revenue and other authorities. The Executive consents to the recording, processing, use and disclosure by the Company of personal data relating to the Executive as set out above. This consent cannot be withdrawn by the Executive. This does not affect the Executive’s rights as a data subject or the Company’s obligations and responsibilities under the Data Protection Act 1984 and/or the Data Protection Act 1998. For the purposes of these Acts, the Company has nominated the Company Secretary as its representative.

17	Notices

Notices by either party:

(a)	must be in writing addressed:

(i)	to the Company at its registered office for the time being; and

(ii)
to the Executive at his place of work or at the address set out in this Agreement or such other address as the Executive may from time to time have notified to the Company for the purpose of this Clause; and

(b)	will be effectively served:

(i)	on the day of receipt, where any hand-delivered letter or a facsimile transmission is received on a business day before or during normal working hours;

(ii)	on the following business day, where any hand-delivered letter or facsimile transmission is received either on a business day after normal working hours or on any other day;

(iii)	on the second business day following the day of posting from within the United Kingdom of any letter sent by first class prepaid mail; or

(iv)	on the fifth business day following the day of posting to an overseas address of any prepaid airmail letter.

18	General

18.1
This Agreement, which contains all the terms of employment of the Executive, is in substitution for all existing contract(s) of employment between the Company and any Group Company and the Executive (whether written, oral or governed by a course of dealings) which shall terminate with effect from the Commencement Date.

18.2
The waiver, express or implied, by either party of any right under this Agreement or any failure to perform or breach by the other shall not constitute or be deemed a waiver of any other right under this Agreement or of the same right on another occasion.

18.3
No amendment, change or addition to the terms of this Agreement shall be effective or binding on either party unless reduced to writing and signed by each party adversely affected by such amendment, change or addition.

18.4
Subject to the duties implied by law including duties owed by virtue of any previous employment or any other duty of confidentiality, the Executive represents and warrants that he is not a party to any agreement, contract (whether of employment or otherwise) or understanding which would in any way restrict or prohibit him from undertaking or performing any of the duties of the Appointment in accordance with this Agreement.

18.5
This Agreement is governed by and is to be construed in accordance with the laws of England and the Parties hereby submit to the non-exclusive jurisdiction of the High Court of Justice of England and Wales.

18.6	Except as otherwise expressly stated herein, nothing in this Agreement confers any rights on any person (other than the parties hereto) pursuant to the Contracts (Rights of Third Parties) Act 1999.

18.7
The Executive’s executors or personal representatives may enforce any rights of the Executive under clauses 4.6, 5.3, 5.5. and 6 as if they were party to this Agreement or the relevant policy of insurance, as may the beneficiaries contemplated by clauses 4.6 and 5.3. Their consent shall not be required to any variation of this Agreement which the parties have agreed.

SCHEDULE 1

Copyright and Inventions

1
In this Schedule “Intellectual Property” shall mean patents, trade marks and service marks, rights in inventions, designs, rights, registered designs, trade names and copyrights (whether or not any of these is registered and including applications for registration of any such thing) and all forms of protection of a similar nature which may subsist anywhere in the world.

2	The Executive acknowledges, having regard to the nature of the business of the Company and other Group Companies and the nature of the Executive’s expertise, that:

(a)	the normal duties of the Executive under the Appointment may include the making of inventions;

(b)	inventions may reasonably be expected to result from the carrying out by the Executive of such duties; and

(c)
due to the nature of the Executive’s duties and the particular responsibilities arising from the nature of his duties, the Executive has a special obligation to further the interests of the Company’s undertaking.

3
The Executive shall at the expense of the Company disclose to the Company any invention made or discovered or produced by the Executive in the course of the Appointment (whether or not during office hours or using office stationery and equipment) in connection with or in any way affecting or relating to or capable of being used or adapted for use in the business of the Company or any other Group Company.

4
The Executive shall do all things at the expense of the Company and execute all documents that may be necessary to enable the Company or its nominee to obtain the benefit of every invention made by the Executive in the course of his duties and to secure patent or other appropriate protection for it.

5
Without prejudice to the provisions of paragraph 2 of this Schedule, the Executive shall disclose to the Company full details of any Intellectual Property or copyright work made or created by the Executive during the continuance of his Appointment (whether or not during office hours or using office stationery and equipment) and the Executive hereby assigns to the Company, by way of assignment of future copyright or other Intellectual Property rights, all rights of copyright or other Intellectual Property rights throughout the world in that copyright work or Intellectual Property.

6
The Executive shall, before working, assigning or granting rights in relation to any invention or copyright work or other Intellectual Property rights to which the Company is not entitled under this Agreement and/or at law, allow the Company or any Group Company nominated by it a reasonable opportunity to evaluate the same (but any period of evaluation shall not exceed 28 days) and the Executive shall not dispose of any rights to any third party unless he shall first have given written notice to the Company with full, complete and bona fide details of the price and terms offered by the third party offering the Company, or any Group Company, an opportunity to purchase the rights concerned at the same price and on the same terms within 28 days of the date of the notice, subject to his right to revert to any third party following any expression of desire so to purchase the rights and the Company’s further right to notice of any subsequent price and bonus and right of opportunity to purchase the rights within 14 days of the date of the notice.

SCHEDULE 2

Deferred Matching Share Purchase Plan

THIS DEED is made on 2002 between:

(1)	TOMKINS PLC (no 203531) whose registered office is situated at East Putney House, 84 Upper Richmond Road, London SW15 2ST (“the Company”); and

(2)	JAMES NICOL of 22 Rochester Avenue, Toronto, Ontario M4N 1N8, Canada (“the Executive”).

WHEREAS

(A)	This Deed is entered into in connection with the Service Agreement dated 11 February 2002 made between the Company and the Executive.

(B)
The Executive wishes to purchase 1,015,228 Ordinary Shares or American Depository Receipts in the Company within 45 days of the Commencement Date. The Company wishes to award the Executive a contingent right to further shares on the terms set out in this Deed.

(C)	The Tomkins Employee Share Trust has agreed with the Company to pay up the par value of any Matching Shares issued pursuant to this Deed to the extent required.

NOW THIS DEED WITNESSES as follows:

1	Definitions and Interpretation

1.1	In this Deed the words and expressions set out below shall bear the following respective meanings:

“Award” means a contingent right to receive Ordinary Shares or to receive cash to the value of the relevant Ordinary Shares which arises on the Relevant Date or earlier under clauses 3.3 or 5;

“Business Day” means a day (other than a Saturday, Sunday or public holiday) on which there is trading in listed securities on a market operated by London Stock Exchange plc;

“Family Trust” means trusts (whether arising under a settlement, declaration of trust or other instrument by whomsoever or wheresoever made or under a testamentary disposition or on an intestacy) under which no immediate beneficial interest in any of the shares in question is for the time being vested in any person other than the Executive and/or Relations of the Executive; and so that for this purpose a person shall be considered to have a beneficial interest in a share if such share or the income thereof is or may become liable to be transferred or paid or applied or appointed to or for the benefit of such person or any voting or other rights attaching thereto are or may become liable to be exercisable by or as directed by such person pursuant to the terms of the relevant trusts or in consequence of an exercise of a power of discretion conferred thereby on any person or persons;

“Holding Condition” means the holding condition set out in the Schedule to this Deed;

“Interest” in relation to any Ordinary Share has the meaning given in section 208 of the Companies Act 1985 and excludes an interest to be disregarded by virtue of section 209 of that Act;

“Market Value” means in relation to any day the middle market quotation for an Ordinary Share as at the close of business on that day if it is a Business Day (and if it is not a Business Day then on the immediately preceding Business Day) as derived from the Daily Official List of the London Stock Exchange;

“Matching Shares” means 3,045,684 Ordinary Shares (subject to adjustment as provided in clause 6.1);

“Participating Company” means the Company or any Group Company;

“Purchased Shares” means 1,015,228 Ordinary Shares or American Depository Receipts in the Company;

“Relation” means in relation to the Executive, his wife or widow, and all his lineal descendants in direct line and a husband or wife or widower or widow of any of those persons, and for these purposes a step-child or adopted child or illegitimate child of any person shall be deemed to be that person’s lineal descendant;

“Relevant Date” means the date which is 3 years after the Commencement Date;

“Relevant Market Value” means the highest Market Value that has been maintained or exceeded for a period of five Business Days during the six month period preceding the Relevant Date;

“Service Agreement” means the Service Agreement dated 11 February 2002 made between the Company and the Executive;

“Share Price Condition” means the share price condition set out in the Schedule to this Deed;

“Ordinary Shares” means Ordinary Shares of 5p each fully paid in the Company; and

“vesting” means that the Executive becomes absolutely and beneficially entitled to the Matching Shares (or some of them) that are the subject of the Award or cash as he may elect, and “vest” and “vested” shall be construed accordingly.

1.2	Other words and phrases used in this Deed shall have the same meaning as they have in the Service Agreement.

1.3	Any reference in this Deed to any enactment includes a reference to that enactment as from time to time modified extended or re-enacted.

2	Award

2.1	The Company hereby awards the Executive a non-transferable Award of the Matching Shares on the terms and subject to the conditions set out in this Deed.

2.2	The liabilities of the parties to this Deed are conditional on the Executive commencing employment with the Company under the Service Agreement.

2.3	There shall be no consideration for the Award and no further payment by the Executive to the Company on or following vesting of the Award (other than under Clause 3.11).

3	Vesting of the Award

3.1	The Award can only vest, subject to clause 3.2, if:

(a)	the Executive commences employment pursuant to the Service Agreement;

(b)	the Purchased Shares are purchased so that the Executive (or any Relations or the trustees of a Family Trust) acquires (or acquire) the whole of the beneficial interest in them at any time or times between the date of this Deed and the earlier of the date 45 days after the Commencement Date and 30 June 2002; and

(c)	subject to clauses 3.3 and 5, the Holding Condition is satisfied in respect of the Purchased Shares; and

(d)
if so required by the Company by notice in writing to the Executive no later than the day 5 Business Days after the date on which the Holding Condition is satisfied, the Executive delivers to the Company a certificate in writing addressed to the Company and signed by the Executive that the Holding Condition has been satisfied.

In the event that the Purchased Shares are not so acquired this Deed shall lapse and be of no effect on the expiry of the period referred to in clause 3.1(b). The Executive shall supply to the Company such evidence as it may reasonably require regarding the purchase and holding of the Purchased Shares.

3.2	If the Award vests under clause 3.1 it only vests subject to clauses 3.3 and 5 to the extent specified in the Share Price Condition.

3.3
On termination of the Appointment prior to the Relevant Date, the Award will vest in respect of 1,015,228 Matching Shares if the Holding Condition has been satisfied as at the date of termination of the Appointment, notwithstanding that the termination occurs prior to the Relevant Date; the Share Price Condition shall not apply to this extent. In respect of the remaining Matching Shares if the Holding Condition has been satisfied as at the date of termination of the Appointment and if the Executive is a Good Leaver, then notwithstanding that (but only if) the termination occurs prior to the Relevant Date, the Award will vest in respect of the relevant proportion of the remaining Matching Shares (being up to 2,030,456 Ordinary Shares) which would vest under the Share Price Condition using the Relevant Market Value as if references to the Relevant Date were to the Termination Date instead. For the purpose of this clause 3.3:

(a)	relevant proportion means the proportion that the period from the Commencement Date to the Termination Date bears to the period of 3 years from the Commencement Date to the Relevant Date; and

(b)	the Executive shall not be treated as ceasing to be a director or employee of a Participating Company until such time as he is neither a director nor employee of any of the Participating Companies.

3.4
The Executive by notice in writing to the Company at any time prior to the vesting of the Award or within 5 Business Days thereafter may elect to receive either Ordinary Shares or (at his option) a cash payment (“the Cash Payment”) equal to the aggregate Market Value of the relevant Matching Shares on the date the Award vests or a mixture of both. Subject always to clauses 3.9 and 3.10, if he so notifies the Company that he wishes to receive the Cash Payment the Executive’s right to the relevant proportion of Ordinary Shares under this Deed shall lapse; if he does not so notify the Company the Executive’s right to the relevant Cash Payment under this Deed shall lapse.

3.5
Within 10 Business Days of the date the Award vests the Company, subject to clause 3.9, shall procure the delivery to the Executive of the Matching Shares which have vested or the Cash Payment, provided the relevant Matching Shares have been admitted to listing and trading (subject only to allotment) as required by clause 3.9.

3.6
On the Award vesting the Matching Shares shall rank for all distributions declared, made or paid to shareholders on the register on a record date occurring on or after the date of the vesting of the Award and otherwise pari passu in all respects and as one class with the other fully-paid issued Ordinary Shares.

3.7
The Company shall at all times procure that sufficient Ordinary Shares are available for transfer to the Executive or keep available a sufficient number of unissued Ordinary Shares to satisfy the Executive’s rights under this Deed.

3.8
If by reason of dealings in Ordinary Shares by the Executive or the Company not being permitted at any particular time due to law or the Listing Rules, or by reason of the requirements of any other regulator or market on which the Ordinary Shares are listed or traded, the delivery of Matching Shares pursuant to the Award cannot take place, it shall take place as soon as reasonably practicable after the end of the relevant restricted period.

3.9
To the extent required, the Company shall at its own cost and expense make application to the UK Listing Authority and the London Stock Exchange for and use its best endeavours to obtain admission of the relevant Matching Shares to the Official List and to trading on the London Stock Exchange and shall at its own cost and expense make applications for and use its best endeavours to obtain admission of the relevant shares to any other stock exchange on which the Company’s Ordinary Shares are listed with effect in each case no later than the date 10 Business Days after the Award vests.

3.10
The delivery of the relevant Matching Shares shall be subject to obtaining any such approval or consent required under the provisions of The Listing Rules published by The Financial Services Authority, of The City Code on Takeovers and Mergers, or of any regulation or enactment and the Company (subject to clause 3.9) shall use reasonable endeavours to procure that any such approval or consent is obtained as soon as reasonably practicable. The Company shall promptly notify the Executive of the need for any such approval or consent and if such approval or consent is not obtained or the admission to listing and trading referred to in clause 3.9 is not obtained within 10 Business Days (or such other period as the Company and the Executive may agree) after vesting of the Award the Executive may at any time notify the Company that he wishes to receive the Cash Payment instead of the relevant Matching Shares and the Company shall then within not more than five Business Days thereafter make the Cash Payment.

3.11
In a case where a Participating Company is obliged by law (in any jurisdiction) to account for any personal income or social security or capital gains tax for which the Executive is liable by virtue of the Award, its exercise or completion and/or for any social security contributions recoverable from him (together, the “Tax Liability”), the Company shall, unless it has (or a Participating Company has) received on or prior to the date of allotment of the relevant Matching Shares or payment of the Cash Payment payment from the Executive of an amount not less than the Tax Liability, not be obliged to allot the Matching Shares until such time as that person has given irrevocable instructions to the Company’s brokers for (i) the sale of sufficient of the Matching Shares to realise the Tax Liability and (ii) the payment from the proceeds of such amount to the relevant Participating Company. For the avoidance of doubt, the Company shall deduct the due personal income tax and employee’s National Insurance Contributions (or the foreign equivalent), if any, from any Cash Payment before its payment to the Executive.

4	Dividend Equivalents

Until the Award vests in respect of at least one-third of the Matching Shares, the Executive shall be entitled to receive from the Company as and when dividends are paid a cash payment, the gross value of which is equal to the net dividend payable on the Purchased Shares. The cash payment shall reduce pro-rata to the extent of any vesting of the Award up to one-third of the Matching Shares.

5	Change of Control

On a Change of Control prior to the Relevant Date if the Holding Condition is satisfied as at the date the Change of Control takes effect then, notwithstanding that the Change of Control occurs prior to the Relevant Date, the Award shall vest in full and the Share Price Condition shall not apply.

6	Variation of Capital

6.1
Subject to clauses 6.3 and 7.2, in the event of any increase or variation of the share capital of the Company (whenever effected), the Remuneration Committee may make such adjustments as it considers appropriate under clause 6.2.

6.2	An adjustment made under this clause shall be to the number of Matching Shares.

6.3
As soon as reasonably practicable after making any adjustment under clause 6.2, the Company shall give notice in writing thereof to the Executive but in any event within 5 working days of such adjustment.

7	Alterations

7.1	Subject to clause 7.2 and 7.3, the Remuneration Committee may at any time alter any of the terms of this Deed in any respect.

7.2	No alteration or addition or adjustment to the disadvantage of the Executive shall be made under clauses 6.1 or 7.1 unless the Executive approves the alteration or addition or adjustment.

7.3	As soon as reasonably practicable after making any alteration or addition under clause 7.1, the Company shall give notice in writing thereof to the Executive.

8	Miscellaneous

8.1	Any notice or other communication under or in connection with this Deed may be given in accordance with clause 17 of the Service Agreement.

8.2
The rights of the Executive under this Deed are personal to the Executive and may not be assigned in whole or in part by the Executive to any person. The Award shall lapse if the Executive purports to transfer his interest in the Award or is adjudged bankrupt. The Executive’s executors or personal representatives may enforce any rights of the Executive under this Deed as if they were party to this Deed. Their consent shall not be required to any variation of this Agreement which the parties have agreed.

8.3	Except as otherwise expressly stated herein, nothing in this Agreement confers any rights on any person (other than the parties hereto) pursuant to the Contracts (Rights of Third Parties) Act 1999.

8.4	This Deed is governed by and shall be construed in accordance with the laws of England.

THE SCHEDULE

The Holding Condition

Until at least the Relevant Date (or in the cases of termination of the Appointment or a Change in Control, the dates mentioned in clauses 3.3 and 5 respectively), the Executive, his Relations or the trustees of a Family Trust holding the whole of the beneficial interest in the Purchased Shares once acquired and (save for transfers amongst them or as may be agreed by the Company in its absolute discretion) not selling or otherwise disposing of, or agreeing to sell or otherwise dispose of, the Purchased Shares or any Interest therein or otherwise ceasing to have an Interest in the Purchased Shares (except on the creation (but not enforcement) of any charge or security given to any bank or other lender as security for monies borrowed to finance the acquisition of the Purchased Shares or any Tax Liability and interest and charges arising on or from such a loan); in the event that a Family Trust ceases to qualify as such it shall be regarded for these purposes as having disposed of any Ordinary Shares which are subject to the trusts of the Family Trust.

The Share Price Condition

The condition is satisfied:

(a)	as to 1,015,228 of the Matching Shares without any conditions whatsoever as to the Relevant Market Value of an Ordinary Share; and

(b)	as to all of the Matching Shares if the Relevant Market Value of an Ordinary Share is at least 591p.

If the Relevant Market Value of an Ordinary Share is between 197p and 591p, then the Share Price Condition shall be satisfied in respect of 5,153 Ordinary Shares for every 1p by which the Relevant Market Value up to 591p exceeds 197p (and pro rata for every part of one penny), in addition to the 1,015,228 Ordinary Shares arising under sub-paragraph (a) above.

IN WITNESS WHEREOF the Company has executed this Deed and it is intended to be and is hereby delivered on the date first above written.

EXECUTED as a DEED by TOMKINS PLC by	Director

Director/Secretary

EXECUTED as a DEED and DELIVERED by JAMES NICOL in the presence of: Witness Signature: Witness Name: Witness Address:	) ) ) )

SCHEDULE 3

Note of additional particulars under Sections 1 and 3 of the ERA

1	For the purposes of the ERA the period of continuous employment of the Executive will begin on the Commencement Date.

2	There are no disciplinary rules applicable to the Executive. Any matter of discipline will be considered and determined by the Board, whose decision shall be final.

3	If the Executive has any grievance relating to the Appointment, he should apply in writing to the Chairman.

4	A contracting-out certificate under the Pension Schemes Act 1993 is not in force in respect of the Appointment.

The Company shall be at liberty at any time and at its own discretion to vary the rules and procedures referred to in this Schedule.

ATTESTATIONS

EXECUTED as a DEED by	)

TOMKINS PLC	) /s/ D.B. Newlands

) D.B. Newlands

) Director

) /s/ R.N. Marchant

) R.N. Marchant

) Director / Secretary

EXECUTED as a DEED and DELIVERED by	) /s/ James Nicol

JAMES NICOL	) James Nicol

in the presence of:	)

Witness Signature:	) /s/ Andrea Pitchford

Witness Name:	) Andrea Pitchford

Witness Address:	) 65 Leslie Grove

) Croydon

) CRO 6TJ